Exhibit 99.1

PRESS RELEASE

Liberty Global to Hold Special Meeting of Stockholders

Englewood, Colorado - May 30, 2013:

Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be holding a Special Meeting of its Stockholders on June 3, 2013 at 2:00 p.m. Mountain Time at The Marriott Denver South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado 80124. The presentation will be webcast live at www.lgi.com. We intend to archive the webcast under the investor relations section of our website for approximately 30 days. In addition, the meeting will be available via teleconference:

Domestic:    866 804 6927
International :    857 350 1673
Pin:        24938483

Please dial in to the teleconference 15 minutes prior to the start of the meeting. Following the meeting, a question and answer session will take place. Participants in attendance will be able to ask questions and the broadcast will be available via webcast and teleconference. Liberty Global may make observations concerning its historical operating performance and outlook.

About Liberty Global
Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connect 20 million customers subscribing to 35 million television, broadband internet and telephony services as of March 31, 2013.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678